As filed with the Securities and Exchange Commission on August 23, 2006

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APA ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1347235
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2950 NE 84th Lane
Blaine, Minnesota 55449
(Address of Principal Executive Offices) (Zip Code)

2007 STOCK COMPENSATION PLAN
(Full title of the plan)

Anil K. Jain
2950 NE 84th Lane
Blaine, Minnesota 55449
(Name and address of agent for service)

(763) 784-4995
(Telephone number, including area code, of agent for service)

Copies to:
Janna R. Severance, Esq.
Messerli & Kramer P.A.
1800 Fifth Street Towers
150 South Fifth Street
Minneapolis, MN 55402
Telephone: (612) 672-3600

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value	750,000	$1.31	$982,500.00	$105.13

(1)
This registration statement is also deemed to relate to 486,020 shares of common stock previously registered by APA Enterprises on Form S-8 (File Nos. 333-74214 and 333-44488) in connection with the 1997 Stock Compensation Plan (the “1997 Plan”).

(2)	Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock as reported by the Nasdaq Global Market on August 21, 2006.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

EXPLANATORY NOTE

By registration statements on Form S-8 filed on August 25, 2000 (File No. 333-44488) and November 30, 2001 (File No. 333-74214), APA Enterprises, Inc. ("APA") registered with the Securities and Exchange Commission (“SEC”) an aggregate of 750,000 shares of its common stock for issuance under its 1997 Stock Compensation Plan (the “1997 Plan”). On August 17, 2006, shareholders of APA adopted the 2007 Compensation Plan (the "2007 Plan"). The Board reserved a maximum of 750,000 shares of common stock for issuance under the 2007 Plan, including any shares of common stock which, as of the date of shareholder approval of the 2007 Plan, were reserved for issuance under the 1997 Plan but were not issued or subject to options outstanding under the 1997 Plan. As of August 17, 2006 (the date of APA’s annual meeting of shareholders at which the 2007 Plan was approved), 486,020 shares of APA’s common stock registered under the 1997 Plan had not been issued and were not subject to currently outstanding awards.

All of these remaining and unissued shares are carried forward and deemed covered by this Registration Statement on Form S-8 in connection with the 2007 Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

The following documents and information, which have been, or will be, filed by the registrant with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference, as of their respective dates:

(a)  The registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006;

(b)  The registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

(c)  The registrant’s Current Reports on Form 8-K filed August 10, 2006; and

(d)  The description of the registrant’s Common Stock, $.01 par value, contained in the registrant’s Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934 (the “Act”), on July 29, 1987 (SEC No. 0-16106), including any amendment or report filed for the purpose of updating such description.

All reports and documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such reports or documents.

Item 4.     Description of Securities

Not applicable.

Item 5.     Interest of Named Experts and Counsel

Not applicable.

Item 6.     Indemnification of Directors and Officers

Unless prohibited in a corporation’s articles of incorporation or bylaws, Minnesota Statutes Section 302A.521 requires indemnification of officers, directors, employees, or agents, under certain circumstances, against judgments, penalties, fines, settlements, and reasonable expenses (including attorneys’ fees and disbursements) incurred by such person in connection with a threatened or pending proceeding with respect to acts or omissions of such person in his official capacity. The general effect of Section 302A.521 is to require the registrant to reimburse (or pay on behalf of) directors and officers of the registrant any personal liability that may be imposed for certain acts performed in their capacity as directors and officers of the registrant, except where such persons have not acted in good faith.

The registrant’s Articles of Incorporation and Bylaws provide for such indemnification to the maximum extent permitted by Minnesota Statutes. The registrant has purchased insurance covering the liability of its directors and officers.

Item 7.     Exemption from Registration Claimed

Not applicable.

Item 8.     Exhibits

Exhibit Number	Description
5	Opinion of Messerli & Kramer P.A., Counsel to the Registrant

10.15	2007 Stock Compensation Plan

23.1	Consent of Messerli & Kramer P.A., Counsel to the Registrant (included in Exhibit 5)

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

24	Powers of attorney from Messrs. Reddan, Roth and Zuckerman (included on signature page)

Item 9.     Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blaine, State of Minnesota, on August 22, 2006.

APA ENTERPRISES, INC

By: /s/ Anil K. Jain
Anil K. Jain, President and CEO

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anil K. Jain and Chris Goettl, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Anil K. Jain	Chief Executive Officer (Principal executive officer),	August 22, 2006
Anil K. Jain	Chief Financial Officer (principal financial officer) and director

/s/ Chris Goettl	Controller	August 22, 2006
Chris Goettl	(principal accounting officer)

/s/ John G. Redan	Director	August 22, 2006
John G. Reddan

/s/ Ronald G. Roth	Director	August 22, 2006
Ronald G. Roth

/s/ Stephen L. Zuckerman	Director	August 22, 2006
Stephen L. Zuckerman

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5	Opinion of Messerli & Kramer P.A., Counsel to the Registrant

10.15	2007 Stock Compensation Plan

23.1	Consent of Messerli & Kramer P.A., Counsel to the Registrant (included in Exhibit 5)

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

24	Powers of Attorney from Messrs. Readan, Roth and Zuckerman (included on signature page)